Exhibit 3.115

CERTIFICATE OF FORMATION

OF

A Limited Liability Company

FIRST:	The name of the limited liability company is: Brandywine Interstate 50, L.L.C.

SECOND:	Its registered office in the State of Delaware is to be located at 1201 Market Street, Suite 1600 in the City of Wilmington, County of New Castle, 19801, and its registered agent at such address is FHS Corporate Services, Inc.

IN WITNESS WHEREOF, the undersigned, being the individual forming the Company, has executed, signed and acknowledged this Certificate of Formation this 2nd day of November, 1998.

/s/ Jacqueline Y. Eastridge
Jacqueline Y. Eastridge
Authorized Person

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 02:35 PM 11/02/1998 981421733 - 2962039